EXHIBIT INDEX

Exhibit A: Attachment to item 77K:
           Changes in Registrant's certifying accountant
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Exhibit A:


CHANGE IN INDEPENDENT ACCOUNTANTS

On December 16, 1999, the Board of Directors of the Registrant elected Ernst & Young LLP as the independent accountants for the Registrant for the year ending December 31, 2000, replacing PricewaterhouseCoopers LLP. The Audit Committee did not take any separate action on this matter.

PricewaterhouseCoopers LLP's reports on the Registrant's financial statements for the years ended December 31, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 1998 and 1997, and through December 16, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.